Exhibit 2.1

Dated                                                     2002

ANALYSTS INTERNATIONAL CORPORATION

as Mortgagor

in favour of

GENERAL ELECTRIC CAPITAL CORPORATION

as Security Trustee

EQUITABLE MORTGAGE OVER
SHARES

Barlow Lyde & Gilbert

Beaufort House  15 St Botolph Street  London  EC3A 7NJ  Telephone +44 [0] 7247 2277  Fax +44

[0] 20 7643 8504

Website www.blg.co.uk  DX 155  London CDE

CONTENTS

CLAUSE

1	INTERPRETATION

2	CHARGING PROVISIONS

3	PAYMENT OF THE SECURED OBLIGATIONS

4	REPRESENTATIONS AND WARRANTIES

5	COVENANTS

6	ENFORCEMENT

7	VARIATION AND EXTENSION OF STATUTORY POWERS

8	CONTINUING SECURITY

9	FURTHER ASSURANCE AND POWER OF ATTORNEY

10	RELEASE OF INVESTMENTS

11	INDEMNITIES

12	NO WAIVER

13	PAYMENTS AND DISCHARGE

14	NOTICES

15	SET-OFF

16	TRUSTEE PROVISIONS

17	COUNTERPARTS

18	LAW AND JURISDICTION

SCHEDULES

1	THE SECURITIES

2	FORM OF NOMINEE UNDERTAKING

THIS DEED is made on	2002

BY:

(1)                   ANALYSTS INTERNATIONAL CORPORATION, incorporated in Minnesota, United States of America, whose principal place of business is at 3601 West 76th Street, Edina, Minnesota 55435 United States of America (the “Mortgagor”) in favour of

(2)                   GENERAL ELECTRIC CAPITAL CORPORATION, incorporated in Delaware, United States of America, whose principal place of business is at 201 High Ridge Road, Stamford, Connecticut 06927-5100 United States of America, in its capacity as security trustee for and on behalf of each of the Beneficiaries (the “Security Trustee”).

WITNESSES as follows:

1                      INTERPRETATION

1.1                   Definitions

Throughout this Deed, including the Schedules, the following words and phrases shall have the following meanings:

Act: the Law of Property Act 1925;

Beneficiaries: the Agent, the Lenders, and the Security Trustee and “Beneficiary” means any one of them;

Capital Investments: the Securities and the Derivative Assets;

Credit Agreement: the credit agreement dated 11 April 2002 made between the Mortgagor, the Credit Parties, the Lenders, the Agent and the Security Trustee, whereby it was agreed that there should be made available to the Mortgagor certain revolving credit, swingline loan and letter of credit facilities of up to fifty-five million US Dollars (US$ 55,000,000);

Derivative Assets: all assets deriving from any of the Securities including all allotments, accretions, offers, rights, dividends, interest, income, benefits and advantages whatsoever at any time accruing, offered or arising in respect of or incidental to any of the Securities and all stocks, shares, rights, money or property accruing or offered at any time by way of conversion, redemption, bonus, preference, exchange, purchase, substitution, option, interest or otherwise in respect thereof;

Expenses: all banking, reasonable legal and other costs, charges, expenses and/or liabilities (including any VAT thereon) paid or, if earlier, incurred by or on behalf of the Security Trustee or any other Beneficiary in each case on a full indemnity basis in relation to any of the Capital Investments, or in protecting, preserving, improving, considering the enforcement or exercise of or enforcing or exercising or attempting to enforce or exercise, any rights arising under or pursuant to this Deed or any of the other Loan Documents, and/or in procuring the payment, performance or discharge of any of the Secured Obligations and including, without limitation, the principal amount of any borrowings together with interest thereon and all other expenses and/or liabilities of the Security Trustee or any other Beneficiary incurred from time to time in relation to the exercise of any of its rights or powers referred to in this Deed or any of the other Loan Documents;

Nominee Undertaking: an undertaking substantially in the form set out in Schedule 2;

Secured Obligations: all monies, obligations and liabilities (whether present or future, actual or contingent) on the part of the Mortgagor to any Beneficiary to be paid, performed or discharged, whether directly or indirectly, under or pursuant to the terms of this Deed or any of the other Loan Documents and/or in connection with the credit facilities or other financial accommodation from time to time granted or otherwise made available pursuant thereto, together with all Expenses and any interest under the terms of this Deed or any of the other Loan Documents;

Securities: all shares, stocks, debentures, debenture stock, bonds and securities of any kind whatsoever owned by the Mortgagor (including rights to subscribe for, convert into or otherwise acquire the same) whether marketable or otherwise, and all other interests (including loan capital) of the Mortgagor both present and future in any company, firm, consortium or entity wherever situate including those details of which appear in Schedule 1 and any benefit, entitlement or interest to, in or in relation to any such Securities; and

VAT: value added tax or any similar tax substituted therefor.

1.2                   Construction

1.2.1                Words and phrases which are not defined or construed in this Deed but which are defined or construed or used in the Credit Agreement, the Act or the Insolvency Act 1986 shall be construed as having the meanings ascribed to them therein.  To the extent that there is any inconsistency between the terms of this Deed and the Credit Agreement, the terms of the Credit Agreement shall prevail.

1.2.2                In construing this Deed, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.  In addition, the words “any of” shall be construed as a reference to any one or more (including all) of the rights, assets, liabilities or other things referred to.

1.2.3                The security constituted by, and the rights of the Security Trustee under, this Deed shall be enforceable notwithstanding any change in the constitution of the Security Trustee or its absorption in or amalgamation with any other person or the acquisition of all or part of its undertaking by any other person.

1.2.4                The headings in this Deed are inserted for convenience only and shall not affect its construction or interpretation and references to a Clause or Schedule are (unless otherwise stated) to a Clause in, or a Schedule to, this Deed.

1.2.5                Any reference in this Deed to “this Deed” or to any other agreement or document shall, unless the context otherwise requires, be construed as a reference to this Deed or to such other agreement or document as the same may from time to time be amended, varied,  supplemented, novated or replaced and shall include any document which is supplemental to, is expressed to be collateral with, or is entered into pursuant to or in connection with, the terms of this Deed or of such other agreement or document.

1.2.6                The illegality, invalidity or unenforceability of any provision of this Deed under the law of any jurisdiction shall not affect its validity or enforceability under the law of any other jurisdiction.

1.2.7                Save where the context otherwise requires, the plural of any term includes the singular and vice versa.

1.2.8                Any reference in this Deed to any statute or statutory provision shall, unless the context otherwise requires, be construed as a reference to such statute or statutory provision as in force at the date of this Deed and as subsequently re-enacted or consolidated and shall also include all instruments, orders and regulations for the time being made thereunder or deriving validity therefrom.

1.2.9                The terms of this Deed may only be enforced by a party to it and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

1.2.10              In this Deed, any reference to the “Mortgagor”, a “Lender”, the “Agent”, a “Beneficiary” or the “Security Trustee” shall, unless the context otherwise requires, include their respective permitted assignees, transferees or successors in title, whether immediate or derivative in relation to their respective interests.

2                      CHARGING PROVISIONS

2.1                   Charge over Capital Investments

The Mortgagor with full title guarantee and as a continuing security for the payment and discharge of the Secured Obligations hereby charges by way of equitable mortgage and agrees to mortgage by way of equitable mortgage to the Security Trustee the Capital Investments.

2.2                   Further Advances

The security constituted by this Deed secures present and further advances.

3                      PAYMENT OF THE SECURED OBLIGATIONS

The Mortgagor hereby covenants to pay, perform and discharge to the Security Trustee the Secured Obligations on the due date or dates for payment, performance and discharge as provided for in the Loan Documents.

4                      REPRESENTATIONS AND WARRANTIES

The Mortgagor represents and warrants to and in favour of the Security Trustee that:

4.1                   Beneficial owner: it is the sole, absolute and beneficial owner of the Securities specified opposite its name in Schedule 1 and of all other Capital Investments owned by it as at the date of this Deed, free and clear from any Lien other than a Permitted Encumbrance;

4.2                   No disposals: except in accordance with the terms of this Deed or any of the other Loan Documents, it has not disposed of any interest in, or granted any rights (whether of pre-emption or otherwise) over, any of the Capital Investments nor agreed to do any of the same;

4.3                   No claims: other than pursuant to the terms of this Deed, none of the Capital Investments is the subject of any claim, assertion, right, action or other restriction or arrangement of whatever nature which does or may impinge upon the ownership of the Capital Investments by the Mortgagor and the Capital Investments are and will be fully paid up;

4.4                   Status: it is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the power and authority to own its assets and to conduct the business and operations which it conducts or proposes to conduct;

4.5                   Powers and authority: it has full power and authority to enter into and perform this Deed and has taken all necessary corporate or other action to authorise the execution, delivery and performance of this Deed;

4.6                   Authorisations: all action, conditions and things required by all applicable laws and regulations to be taken, fulfilled and done in order to (i) enable it lawfully to enter into, exercise its rights under and perform and comply with its obligations under this Deed, (ii) ensure that those obligations are valid, legally binding and enforceable and (iii) make this Deed admissible in evidence in England and Wales and (if different) its jurisdiction of incorporation have been taken, fulfilled and done (or, in the case of registrations, will be effected within any applicable required period);

4.7                   Non-violation: the execution by it of this Deed and the exercise by it of its rights and performance of or compliance with its obligations under this Deed do not and will not violate (i) any law or regulation to which it or any of its assets is subject or (ii) any agreement to which it is a party or which is binding on it or any of its assets; and

4.8                   Obligations binding: its obligations under this Deed are valid, legally binding and enforceable.

5                      COVENANTS

5.1                   The Capital Investments

The Mortgagor covenants with the Security Trustee that it will:

5.1.1               Deposit of documents of title: forthwith upon execution of this Deed and as soon as practicable following its acquisition of any Capital Investment, deposit or procure the deposit with the Security Trustee and permit the Security Trustee to hold and retain all stock and share certificates and documents of title relating to each of the Capital Investments at such time;

5.1.2               Execution of transfers: forthwith upon execution of this Deed (in relation to the Securities’ details of which appear in Schedule 1) and as soon as practicable following its acquisition of any Capital Investment and at any other time upon request by the Security Trustee, promptly deliver to the Security Trustee such instruments of transfer (with the name of the transferee, the consideration and the date left blank but otherwise duly completed and executed) and other documents as the Security Trustee may from time to time require or deem advisable for perfecting its title to any of the Capital Investments (duly executed by or signed on behalf of the registered holder) or for vesting or enabling it to vest the same in itself or any of its nominees or in any purchaser provided that, to the extent that any of the Capital Investments are held by any nominee of the Mortgagor, the provisions of this Clause 5.1.2 shall be satisfied in relation to such Capital Investments if the Security Trustee receives from such nominee, forthwith upon execution by the Mortgagor of this Deed, a duly executed Nominee Undertaking relating to such Capital Investments together with such instruments of transfer (with the name of the transferee, the consideration and the date left blank, but otherwise duly completed and executed) and other documents as the Security Trustee may from time to time require for perfecting its title to such Capital Investments and provided also that, in the event of any transfer being effected, neither the Security Trustee nor any of its nominees shall be liable for any loss occasioned by any exercise or non-exercise of rights attached to the Capital Investments or by any failure to report to the Mortgagor any notice or other communication received in respect of the Capital Investments provided such loss is not caused by the fraud or gross negligence of the Security Trustee or any of its nominees as finally determined by a court of competent jurisdiction;

5.1.3               No restrictions on transfer: ensure that the Capital Investments are at all times free from any restriction on transfer (whether under any relevant constitutive documents or otherwise) by the Security

                        Trustee or its nominees to perfect or enforce the security constituted or intended to be constituted by this Deed and procure that the board of directors of any company in which any of the Capital Investments are held approves any transfer of any of the Capital Investments desired to be made by the Security Trustee in the exercise of the rights, powers and remedies conferred upon it by this Deed or by law;

5.1.4               Derivative Assets: upon the accrual, offer or issue of any Derivative Assets (apart from dividends, interest payments or other payments of money, as the case may be, forming part of the Capital Investments) which have not accrued or been offered or issued to the Security Trustee or its nominees as registered holder of the Capital Investments to which those Derivative Assets relate deliver or pay to the Security Trustee (or procure the delivery or payment to the Security Trustee of) all such Derivative Assets and any certificates and other documents of title to or representing the same together with each of the documents required to be duly executed, completed and delivered under and in accordance with the terms of Clause 5.1.2;

5.1.5               Calls: duly and promptly pay or procure the payment of all calls, instalments and other payments in respect of any of the Capital Investments provided that if it defaults in making or procuring any such payment the Security Trustee may (but shall not be obliged to) pay such amounts on behalf of the Mortgagor and shall be reimbursed by the Mortgagor forthwith on demand;

5.1.6               Communications: notify the Security Trustee of the contents of any material communication or document received by it in relation to any of the Capital Investments;

5.1.7               Negative pledge: not create or purport to create or permit to subsist any Lien on or over any of the Capital Investments or any interest in the Capital Investments other than a Permitted Encumbrances;

5.1.8               No disposals: not sell, transfer, assign, lend or otherwise dispose of, or grant any rights (whether of pre-emption or otherwise) over, any of the Capital Investments or any interest in the Capital Investments or attempt or agree to do so (other than to the Security Trustee or a nominee of the Security Trustee);

5.1.9               Exercise of Voting Rights by Mortgagor: so long as no Event of Default has occurred and is continuing, exercise any voting rights attaching to the Capital Investments in such manner as it thinks fit and shall be entitled to receive all dividend and interest payments and other distributions accruing on or deriving from the Capital Investments, provided that such voting rights shall not be exercised in any manner which is inconsistent with the security constituted or intended to be constituted by this Deed or is in breach of any of the provisions of any of the other Loan Documents and provided further that at any time after an Event of Default has occurred and is continuing the Mortgagor shall, upon written notice from the Security Trustee terminating Mortgagor’s voting rights, procure that all voting and other rights in respect of the Capital Investments are exercised in accordance with the Security Trustee’s instructions and the entitlement of the Mortgagor to receive all such dividends, interest and distributions paid in respect of the Capital Investments shall cease (which dividends, interest and distributions shall thereafter be paid to the Security Trustee and if received by the Mortgagor in breach hereof be received and held by the Mortgagor in trust for the Security Trustee and paid to the Security Trustee forthwith on demand); and

5.1.10             Variation of Rights: not, by the exercise of any voting rights or otherwise, permit or agree to any proposed compromise, arrangement, capital reorganisation, conversion, exchange, repayment or takeover offer affecting or in respect of any of the Capital Investments.

5.2                   Exercise of Voting Rights by the Security Trustee and Dividend Entitlement

The Capital Investments (or any of them) may, at the election of the Security Trustee, be transferred into the name of the Security Trustee or any nominee of the Security Trustee at any time after the occurrence of an Event of Default which is continuing.  If any of the Capital Investments are transferred into the name of the Security Trustee or any nominee of the Security Trustee, then (subject always to the provisions of Clause 6.1):

5.2.1               the Security Trustee shall be entitled to exercise all voting rights attached to such Capital Investments to the exclusion of the Mortgagor but shall, if it determines (in its absolute and unfettered discretion) to permit the Mortgagor to exercise any such voting rights, use all reasonable endeavours to procure that any such voting rights attached to such Capital Investments are exercised as the Mortgagor shall direct provided that the Security Trustee shall not in any event be obliged to comply with any request of the Mortgagor if, as a result, such voting rights would be exercised in any manner which (a) is inconsistent with the security constituted or intended to be constituted by this Deed or (b) is in breach of any provision of any of the Loan Documents or (c) would result in permission or agreement being given to any compromise, capital reorganisation, conversion, exchange, repayment or takeover offer affecting or in respect of any of the Capital Investments or to any variation of the rights attaching to or conferred by any of the Capital Investments; and

5.2.2               any and all dividend and interest payments and other distributions accruing on or deriving from the Capital Investments shall be paid to the Security Trustee, and any dividend, interest payment or other distribution received by the Mortgagor in breach hereof shall be received and held by the Mortgagor in trust for the Security Trustee and paid to the Security Trustee by the Mortgagor forthwith on demand.

5.3                   Other Covenants

The Mortgagor covenants with the Security Trustee that it will:

5.3.1               Obligations generally: comply with its obligations in the Loan Documents and comply with every covenant (whether restrictive or otherwise), obligation and provision on its part to be complied with (and use all reasonable endeavours to procure compliance by each other party thereto with every covenant, obligation and provision on the part of each such other party to be complied with) contained in any Loan Document, to the extent affecting the Capital Investments or their use and enjoyment; and

5.3.2               Value of the security: not do or cause or permit to be done anything which may in any way depreciate, jeopardise or otherwise prejudice the value of the security constituted or intended to be constituted by this Deed.

6                      ENFORCEMENT

6.1                   Power of Sale

At any time after the occurrence of an Event of Default which is continuing, the security constituted by this Deed shall become enforceable and the Security Trustee (or its nominee(s)) shall have an immediate and absolute power of sale or other disposition over the Capital Investments (including, without limitation, the power to execute, seal, deliver or otherwise complete any transfers or other documents required to vest any of the Capital Investments in the Security Trustee, any of its nominees or in any purchaser of any of the Capital Investments) and pending any such sale the Security Trustee (or its nominee(s)) shall, notwithstanding any other provision of this Deed, have the right (a) to exercise (or direct the exercise of) any and all voting rights attaching to any of the Capital Investments in such manner as it shall in its sole discretion think fit and (b) to receive, retain and give a good discharge for any and all payments falling due in respect of dividends or other distributions of profits or capital on or arising from any of the Capital Investments notwithstanding that they may have accrued in respect of a period prior to the time at which the security constituted by this Deed shall have become enforceable.

6.2                   Proceeds of sale

The proceeds of any sale of the Capital Investments by the Security Trustee shall be applied in discharging the Secured Obligations in the order set forth in Section 1.11 of the Credit Agreement and any balance remaining after the full payment and satisfaction of the Secured Obligations shall be paid to the Mortgagor or to such other person entitled thereto.

7                      VARIATION AND EXTENSION OF STATUTORY POWERS

7.1                   Statutory Powers Generally

The powers conferred on mortgagees by the Act and the Insolvency Act 1986 shall apply to this Deed except insofar as they are expressly or impliedly excluded and where there is any ambiguity or conflict between the powers contained in the Act and/or the Insolvency Act 1986 and those contained in this Deed the terms of this Deed shall (so far as the law allows) prevail.

7.2                   Security Trustee’s Powers

The restrictions contained in sections 93 and 103 of the Act shall not apply to the security constituted or intended to be constituted by this Deed and the powers contained in section 101 of the Act shall be immediately exercisable after the Security Trustee shall have demanded the discharge of any of the Secured Obligations.

7.3                   Trustee powers

The Security Trustee and its nominees may in relation to any of the Capital Investments, at any time exercise all the powers given to trustees by the Trustee Act 2000 in respect of any securities or property subject to a trust.  Any payments made by the Security Trustee under this Clause shall be paid by the Mortgagor to the Security Trustee forthwith on demand.

7.4                   No liability

It is agreed and declared that no exercise by the Security Trustee of any one or more of the powers contained in this Deed shall render the Security Trustee liable for any loss or damage (including, without limitation, loss upon realisation of any of the Capital Investments) save where caused by its fraud or gross negligence, in each case as finally determined by a court of competent jurisdiction.

7.5                   Protection for Third Parties

No third party dealing with the Security Trustee or its or his agents shall, whether before, on or after any contract, disposition or assurance in relation to any of the Capital Investments in such third party’s favour be concerned to enquire whether any of the Secured Obligations have become payable or whether any power which the Security Trustee purports to exercise has become exercisable or whether any of the Secured Obligations remain undischarged or to see to the application of any money paid to the Security Trustee.

7.6                   Delegation

The Security Trustee may at any time delegate by power of attorney or in any other manner to any person or persons any of the powers (including the power of attorney contained in Clause 9), authorities and discretions which are for the time being exercisable by the Security Trustee under this Deed in relation to any of the Capital Investments.  Any such delegation may be made upon such terms (including power to sub-delegate) and subject to such regulations as the Security Trustee may think fit.  The Security Trustee shall not, save for fraud or gross negligence, in each case as finally determined by a court of competent jurisdiction, be in any way liable or responsible to the Mortgagor for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate or sub-delegate.

7.7                   Suspense Accounts

The Security Trustee may place and keep (for such time as it shall consider prudent) any money received, recovered or realised pursuant to this Deed in a separate interest bearing suspense account (to the credit of either the Mortgagor or the Security Trustee as the Security Trustee shall think fit) without any obligation to apply the same or any part thereof in or towards the discharge of the Secured Obligations.

7.8                   Security Trustee’s Power to Remedy Breaches

If at any time the Mortgagor fails to perform any of the covenants contained in this Deed it shall be lawful for the Security Trustee, but the Security Trustee shall have no obligation, to take such action on behalf of the Mortgagor (including, without limitation, the payment of money) as may in the Security Trustee’s reasonable opinion be required to ensure that such covenants are performed.  Any losses, costs, charges and expenses incurred by the Security Trustee in taking such action shall be reimbursed by the Mortgagor on demand.

8                      CONTINUING SECURITY

8.1                   Subsequent Charges

8.1.1                If the Security Trustee receives notice (whether actual or constructive) of any subsequent Lien or other interest affecting any of the Capital Investments or any interest in any of the Capital Investments, or of any other matter which may cause the security created by or pursuant to the terms of this Deed to cease to be a continuing security the Security Trustee may open a new account or accounts for the Mortgagor.

8.1.2                If the Security Trustee does not open a new account pursuant to Clause 8.1.1 then, unless the Security Trustee shall notify the Mortgagor to the contrary, it shall nevertheless be treated as if it had done so at the time when it received such notice and as from that time all payments made by or on behalf of the  Mortgagor to the Security Trustee shall be credited or deemed to have been credited to the new account and shall not operate to reduce the amount due from the Mortgagor at the time when it received such notice.

8.2                   General

The security constituted by this Deed shall be a continuing security notwithstanding any settlement of account or other matter whatsoever and is in addition to and shall not merge or otherwise prejudice or affect (or be prejudiced or affected by) the security constituted by any Lien, guarantee or other assurance now or hereafter held by the Security Trustee or any right or remedy of the Security Trustee in respect of the same and shall not be in any way prejudiced or affected by the invalidity thereof, or by the Security Trustee now or hereafter dealing with, exchanging, releasing, modifying or abstaining from perfecting or enforcing any of the same, or any rights which it may now or hereafter have, or giving time for payment or indulgence or compounding with any other person liable.

9                      FURTHER ASSURANCE AND POWER OF ATTORNEY

9.1                   Further Assurance

The Mortgagor shall execute in favour of the Security Trustee, or as the Security Trustee may otherwise direct, such further assignments, transfers, mortgages, charges, Liens or other documents as in each case the Security Trustee shall stipulate (any such assignment, transfer, mortgage, charge, Lien or document to be in such form and to contain such provisions as the Security Trustee shall require) over the Capital Investments and do such other acts or things, in each case for the purpose of more effectively providing security for the payment, performance and discharge of the Secured Obligations or of enabling the Security Trustee to vest any of the Capital Investments in the Security Trustee or its nominee(s).

9.2                   Vesting of Title

The Mortgagor agrees that it will from time to time execute as a deed or under hand (as applicable) and deliver all transfers, powers of attorney and other documents which the Security Trustee may require for perfecting its title to any of the Capital Investments, or for vesting or enabling it to vest any of the Capital Investments in itself or its nominees.  The Mortgagor further agrees that if at any time the Security Trustee should hold any transfer with any detail not yet completed the Security Trustee shall have the authority to complete and deliver such transfer.

9.3                   Appointment

The Mortgagor, by way of security and in order more fully to secure the performance of the obligations of the Mortgagor under this Deed, irrevocably appoints the Security Trustee and the persons deriving title under it to be its attorney for and in the name and on behalf and as the act and deed or otherwise of the Mortgagor to execute as deed or under hand (as applicable) and deliver and do all such assurances, acts and things which any of the Mortgagor is required to execute and do under the covenants contained in this Deed (including, without limitation, to execute as a deed or under hand (as applicable) and deliver any assignments, transfers, mortgages, charges or other Liens and to execute, seal, deliver or otherwise perfect or complete any transfers or other documents which the Security Trustee may require to perfect its title to any of the Capital Investments or to vest any of the Capital Investments in the Security Trustee or its nominees) and generally in its name and on its behalf to exercise any of the powers, authorities and discretions conferred by or pursuant to this Deed or by statute on the Security Trustee and (without prejudice to the generality of the foregoing) to execute as a deed or under hand and deliver and otherwise perfect any deed, assurance, agreement, instrument or act which it may reasonably deem proper in or for the purpose of exercising any of such powers, authorities and discretions and the Mortgagor ratifies and confirms and agrees to ratify and confirm any instrument, act or thing which such attorney may execute or do.

10                    RELEASE OF INVESTMENTS

The Mortgagor agrees that if any of the Capital Investments charged by this Deed are released from such charge the Security Trustee may release securities of the same class and denomination as the Capital Investments concerned rather than the identical Capital Investments deposited or transferred under this Deed.

11                    INDEMNITIES

11.1                 General

The Mortgagor agrees to indemnify the Security Trustee (and its nominees) on demand against all losses, actions, claims, expenses, demands or liabilities whether in contract, tort or otherwise now or hereafter incurred by any of them or by any manager, agent, officer or employee for whose liability, act or omission any of them may be answerable for anything done or omitted in the exercise or purported exercise of the powers contained in this Deed or occasioned by any breach by the Mortgagor of any of its covenants or other obligations under this Deed or otherwise arising out of or in connection with any of the Capital Investments or the security constituted or intended to be constituted by this Deed.

11.2                 Taxes

The Mortgagor agrees to indemnify the Security Trustee on demand against all present or future stamp or other taxes or duties and any penalties or interest with respect thereto which may be imposed by any competent authority in connection with the execution or enforcement of this Deed or in consequence of any payment made pursuant hereto being impeached or declared void for any reason whatsoever.

12                    NO WAIVER

No failure or delay by the Security Trustee in exercising any right or remedy shall operate as a waiver thereof, nor shall any single or any partial exercise or waiver of any right or remedy preclude its further exercise or the exercise of any other right or remedy as though no waiver had been made and no relaxation or indulgence granted.  The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law. Any amendment, variation, waiver, release or consent given or made by the Security Trustee under this Deed shall only be effective if given in accordance with Section 11.2 of the Credit Agreement.

13                    PAYMENTS AND DISCHARGE

13.1                 Payments

Payments made by the Mortgagor to the Security Trustee under this Deed shall be made in accordance with Section 1.10 of the Credit Agreement.

13.2                 Payment without Deduction

All payments to be made to the Security Trustee under this Deed shall be made free and clear of and (save as required by law) without any deduction for or on account of any tax, withholding, charges, set-off or counterclaim.  All payments shall be made into such account or accounts as the Security Trustee may from time to time specify for that purpose.

13.3                 Gross-up and Tax Receipts

                        If the Mortgagor is required by law to make a deduction or withholding from any payment made under this Deed then the sum payable by the Mortgagor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Security Trustee receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and o retained had no such deduction or withholding been made or been required to be made.  If the Mortgagor makes any payment under this Deed in respect of which it is required by law to make any deduction or withholding it shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Security Trustee within thirty days after it has made such payment to the applicable authority an original receipt or other appropriate evidence issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld from such payment.

13.4                 Reinstatement

Any settlement or discharge under this Deed between the Security Trustee and the Mortgagor shall be conditional upon no security or payment to the Security Trustee by the Mortgagor or any other person being avoided or set aside or ordered to be refunded or reduced by or pursuant to any applicable law or regulation and, if such condition is not satisfied, the Security Trustee shall be entitled to recover from the Mortgagor on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred.

13.5                 Releases

Without prejudice to any terms of any of the Loan Documents regarding the giving of consents, releases and/or discharges to the Mortgagor (whether to facilitate any disposition in relation to any of the Capital Investments or otherwise) the Security Trustee shall, at the request and cost of the Mortgagor following the irrevocable payment and discharge in full of the Secured Obligations (with the Beneficiaries being under no further obligation, actual or contingent, to the Mortgagor) and provided that the security constituted by this Deed shall not have been enforced, and the Security Trustee is satisfied that such payment is not subject to avoidance or liable to be set aside, refunded or reduced as referred to in Clause 13.4, duly execute and do all such deeds, acts and things as may be necessary to release from the security constituted by this Deed the assets which are then subject to it.

14                    NOTICES

Any demand, notice or other communication to be made on or delivered to the Mortgagor hereunder or in respect of any of the Secured Obligations shall be made in accordance with Section 11.10 of the Credit Agreement.

15                    SET-OFF

After the occurrence of an Event of Default, which is continuing the Mortgagor authorises the Security Trustee without prior notice to the Mortgagor to apply any credit balance (whether or not then due) to which the Mortgagor is at any time beneficially entitled on any account at any office of the Security Trustee in or towards satisfaction of the Secured Obligations (and on or at any time after the Security Trustee shall have demanded the discharge of the Secured Obligations the Security Trustee may make such application notwithstanding any specified maturity of any deposits standing to the credit of any account of any of the Mortgagor with the Security Trustee) and for this purpose the Security Trustee is authorised to purchase with the monies standing to the credit of any such account such other currencies as may be necessary to effect such application.  The Security Trustee shall not be obliged to exercise any of its rights under this Clause 15 which shall be without prejudice to and in addition to any rights of set-off, combination of accounts, consolidation or other rights to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

16                    TRUSTEE PROVISIONS

16.1                 Declaration of Trust

The Security Trustee shall hold the security constituted by this Deed and the benefit of all related rights in trust for the benefit of the Beneficiaries on the terms and subject to the conditions set out in this Deed.

16.2                 Perpetuity Period

The perpetuity period under the rule against perpetuities (if applicable to this Deed) shall be the period of eighty years from the date of this Deed.

16.3                 Sums Received by the Security Trustee

Pending distribution under Clause 16.4, the Security Trustee shall, if reasonably practicable, place any sum received, recovered or held by it in respect of the Capital Investments in an interest bearing suspense account with a bank or financial institution in the name of or under the control of the Security Trustee.  The interest paid on such account shall be credited to the relevant account.

16.4                 Application of Sums Received

Subject to the other provisions of this Clause 16, the Security Trustee shall apply all amounts standing to the credit of any account referred to in Clause 16.3 and any other amounts realised pursuant to the exercise of any rights or powers it might have pursuant to this Deed:

16.4.1             first, in the payment of any costs, charges and expenses of or incidental to the appointment of any receiver under the Act, the payment of his remuneration and the payment and discharge of any other Expenses incurred by or on behalf of such receiver;

16.4.2             secondly, in or towards payment of any debts or claims which are by statute payable in preference to the Secured Obligations but only to the extent to which such debts or claims have such preference;

16.4.3             thirdly, in or towards payment and discharge pro rata of any Secured Obligations then due, owing or incurred to the Security Trustee, in its capacity as Security Trustee (and not in any other capacity) for its own account;

16.4.4             fourthly, in payment to the Agent to be applied by the Agent in or towards payment and discharge of the balance of the Secured Obligations (if any) in accordance with the provisions of Section 1.11 of the Credit Agreement; and

16.4.5             fifthly, in payment of the surplus (if any) to the Mortgagor or such other person entitled thereto.

16.5                 Security Trustee’s Sole Right to Appropriate

The Mortgagor shall not have the right to appropriate any payment to, or other sum received, recovered or held by, the Security Trustee in or towards payment of any particular part of the Secured Obligations and the Security Trustee shall have the exclusive right to appropriate any such payment or other sum as provided in this Clause 16.

16.6                 Timing of Distribution

Distributions by the Security Trustee shall be made at such times as the Security Trustee in its absolute discretion determines to be as soon as is reasonably practicable, having regard to all relevant circumstances, and the

Security Trustee shall have no liability whatsoever for any loss or damage which any Beneficiary might sustain as a consequence of the timing of any such distribution.

16.7                 Date for Calculation of Secured Liabilities

For the purpose of any distribution by the Security Trustee, the Security Trustee may, by written notice to the Beneficiaries, fix a date (being not earlier than the date of such notice) as at which the amount of the Secured Obligations are to be calculated.

16.8                 Certificate from Beneficiary

For the purposes of determining the amount of any payment to be made to any Beneficiary pursuant hereto the Security Trustee shall be entitled to call for and rely upon (and it is the intention of the parties that the Security Trustee shall rely upon) a certificate from the relevant Beneficiary of the amount and nature of any amount due, owing or incurred to the relevant Beneficiary at the date fixed by the Security Trustee for such purpose and as to such other matters as the Security Trustee may deem necessary or desirable to enable it to make a distribution.

16.9                 Mistaken Payments

If the Security Trustee makes any distribution contrary to any of the provisions of this Clause 16 or any distribution made by it otherwise transpires to have been invalid or the Security Trustee and the person receiving such distribution agree that it should be refunded, the recipient shall, to the extent that no charge is thereby created, hold the proceeds of that distribution on trust to repay to the Security Trustee forthwith on demand.  If the trust imposed by this Clause 16.9 cannot be given effect to for whatever reason, including the possible creation thereby of a charge, the relevant recipient shall, if and when so requested by the Security Trustee, pay an amount equal to the proceeds of that distribution required to be held on trust to the Security Trustee.

16.10               Supplement to Trustee Acts 1925 to 2000

By way of supplement to the Trustee Acts 1925 to 2000 it is expressly declared as follows:

16.10.1           Experts:  the Security Trustee may, in relation to this Deed, act or rely upon the opinion or advice of, or any information obtained from, any lawyer, valuer, surveyor, broker, auctioneer, accountant or other expert commissioned by the Security Trustee and shall not be responsible to anyone for any loss or damage occasioned by so acting or relying.  Any such opinion, advice or information may be sent or obtained by letter, telex, cable, facsimile transmission or otherwise and the Security Trustee will not be liable to anyone for acting in good faith on any opinion, advice or information purporting to be conveyed by such means even if it contains some error or is not authentic or validly signed;

16.10.2           Certificate of the Borrower:  the Security Trustee may call for and may accept as sufficient evidence a certificate of the Mortgagor signed by any director of the Mortgagor to the effect that any particular dealing, transaction, step or thing is, in the opinion of the said director, suitable or expedient or as to any other fact or matter upon which the Security Trustee may, in the exercise of any of its rights, powers or duties hereunder, require to be satisfied and the Security Trustee need not call for further evidence and will not be responsible to anyone for any loss or damage occasioned by acting on any such certificate;

16.10.3           Interpretation of Security Documents:  the Security Trustee (as between itself and each of the Beneficiaries) shall have full power to determine in good faith all questions and doubts arising in relation to any of the provisions of this Deed and every such determination, whether made upon such a question actually raised or implied in the acts or proceedings of the Security Trustee, shall be conclusive and shall (save for manifest error) bind the Security Trustee and each Beneficiary;

16.10.4           Title:  the Security Trustee shall accept without enquiry, requisition, objection or investigation such title as the Mortgagor (or, as the case may be, any nominee) has to the Capital Investments to the intent that the Security Trustee shall not in any way be responsible for its inability to exercise any of its rights or powers or duties hereunder or for any loss or damage thereby occasioned;

16.10.5           Perfection of security:  the Security Trustee shall not be liable for any failure, omission or defect in perfecting any security created or purported to be created by or pursuant to this Deed including (without prejudice to the generality of the foregoing):

(a)          failure to obtain any licence, consent or other authority for the execution, delivery, validity, legality, adequacy, performance, enforceability or admissibility in evidence of any of this Deed or any other document;

(b)          failure to effect or procure registration of or otherwise protect any security created or purported to be created by or pursuant to any of this Deed or any other document by registering under any applicable registration laws in any territory, any notice, caution or other entry prescribed by or pursuant to the provisions of the said laws;

(c)          failure to take or require the Mortgagor to take any steps to render the security created or purported to be created by or pursuant to any of this Deed effective as regards any property outside England and Wales or to secure the creation of any ancillary charge under the laws of any territory concerned; or

(d)          failure to call for delivery of documents of title to or require transfers, legal mortgages, charges or other further assurances in relation to any of the Capital Investments;

16.10.6           Acts and omissions:  the Security Trustee shall not in fulfilling its duties and discharging its responsibilities as Security Trustee be liable or responsible for any loss or damage which may result from anything done or omitted to be done by it in accordance with the provisions of this Deed;

16.10.7           Compliance with laws:  the Security Trustee may refrain from doing anything which would or might in its opinion be contrary to any law of any jurisdiction or any regulation or which would or might otherwise render it liable to any person and may do anything which is, in its absolute discretion, necessary to comply with any such law or regulation;

16.10.8           Deposit of Security Documents:  the Security Trustee shall be at liberty to place all title deeds and other documents certifying, representing or constituting the title to any of the Capital Investments for the time being in its hands in any safe deposit, safe or receptacle selected by the Security Trustee or with any bankers or banking company (including the Security Trustee or any of the other Beneficiaries) or company whose business includes undertaking the safe custody of documents or solicitors or firm of solicitors, may pay all reasonable sums required to be paid on account of or in respect of such deposit and may make any such arrangements as it thinks fit for allowing the Mortgagor or its lawyers or auditors access to or possession of such title deeds and other documents when necessary or convenient and the Security Trustee shall not be responsible for any loss incurred in connection with any such deposit, access or possession;

16.10.9           Use of Nominees:  any investment of any part or all of the Capital Investments may, at the discretion of the Security Trustee, be made or retained in the names of nominees;

16.10.10         Delegation:  the Security Trustee may, whenever it thinks fit, delegate by power of attorney or otherwise to any person or persons, or fluctuating body of persons, all or any of the rights, powers, authorities and discretions vested in it by any of the Loan Documents and such delegation may be made upon such terms and subject to such conditions (including the power to sub-delegate) and subject to such regulations as it may think fit and it shall not be bound to supervise, or to be in any way responsible for any loss, liability, costs, charges or expenses incurred by reason of any misconduct or default on the part of, any such delegate or sub-delegate (other than as a result of fraud or gross negligence of any delegate or sub-delegate, in each case as finally determined by a court of competent jurisdiction); and

16.10.11         Insurance:  without prejudice to any other provision of any of the Loan Documents, the Security Trustee shall not be under any obligation to insure any of the Capital Investments or to require any other person to maintain any such insurance and shall not be responsible for any loss or damage which may be suffered by any person as a result of the lack of or inadequacy or insufficiency of any such insurance.

16.11               Relationship with the Beneficiaries

The Security Trustee shall, for the purposes of the Loan Documents, be entitled to deal with each of the Beneficiaries by dealing exclusively with the Agent.

16.12               Indemnity Provisions

The Security Trustee and every attorney, agent or other person appointed by it under any of the Loan Documents may indemnify itself or himself out of the Capital Investments against all claims, demands, liabilities, proceedings, costs, fees, charges, losses and expenses properly incurred by any of them in relation to or arising out of the taking or holding of the Capital Investments, the exercise or purported exercise of the rights, trusts, powers and discretions vested in any of them or any other matter or thing done or omitted to be done in connection with any of the Loan Documents or pursuant to any law or regulation (otherwise than as a result of its fraud or gross negligence, in each case as finally determined by a court of competent jurisdiction).

16.13               Appointment of Additional Security Trustees

The Security Trustee may at any time appoint any person (whether or not a trust corporation) to act either as a separate trustee or as a co-trustee jointly with it (i) if it considers such appointment to be in the interests of the Beneficiaries or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Trustee deems relevant for the purposes hereof.  Any person so appointed shall have such powers, authorities and discretions and such duties and obligations as shall be conferred or imposed on such person by the instrument of appointment and shall have the same rights, powers, discretions and benefits under the Loan Documents as the Security Trustee.  Save where the contrary is indicated or unless the context otherwise requires any reference in the Loan Documents to the Security Trustee shall be construed as a reference to the Security Trustee and each such separate trustee and co-trustee.  The Security Trustee shall have power in like manner to remove any person so appointed.  Such remuneration as the Security Trustee may pay to any person so appointed, and any costs, charges and expenses incurred by such person in performing its functions pursuant to such appointment, shall for the purposes hereof be treated as costs, charges and expenses incurred by the Security Trustee in performing its function as trustee hereunder.

17                    COUNTERPARTS

This Deed may be executed in any number of counterparts and by facsimile transmission and by different parties on separate counterparts each of which will constitute an original and all the counterparts together will constitute the same instrument.

18                    LAW AND JURISDICTION

18.1                 Law

This Deed and the rights and obligations of the parties hereto shall be governed by and construed in accordance with English law.

18.2                 Jurisdiction

18.2.1              Submission: Each of the parties to this Deed (other than the Security Trustee) agrees for the benefit of the Security Trustee that the courts of England shall have jurisdiction to hear and determine, any suit, action or proceeding, and to settle any dispute, which may arise out of or in connection with this Deed and, for such purposes, irrevocably submits to the jurisdiction of such courts.

18.2.2              Forum: The Mortgagor irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 18.2.1 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any dispute, which may arise out of or in connection with this Deed and agrees not to claim that any such court is not a convenient or appropriate forum.

18.2.3              Service of process: The Mortgagor agrees that the process by which any suit, action or proceeding is begun may be served on it by being delivered in connection with any suit, action or proceeding in England, to AIC Analysts Ltd, 347 Cherry Hinton Road, Cambridge CB1 8DH] [Note: To be confirmed].

18.2.4              Other competent jurisdictions: The submission to the jurisdiction of the courts referred to in Clause 18.2.1 shall not (and shall not be construed so as to) limit the right of the Security Trustee to take proceedings against the Mortgagor in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

18.2.5              Consent to enforcement: The Mortgagor hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Deed to the giving of any relief or the issue of any process in connection with such action or proceeding including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.

IN WITNESS whereof the Mortgagor has duly executed this Deed as a deed and intends to deliver and hereby delivers the same on the date first above written.

 SCHEDULE 1

THE SECURITIES

Company	Issued Share Capital Details	Shareholder Details
AiC Analysts Limited (Company No. 2534452)	150,000 Ordinary £1 Shares	Analysts International Corporation

SCHEDULE 2

FORM OF NOMINEE UNDERTAKING

To:	General Electric Capital Corporation
201 High Ridge Road
Stamford
Connecticut
06927-5100
United States of America

Fax:                 00 1 (203) 316 7889

Attn:               Corporate Counsel - Commercial Finance

From:              [insert name of relevant nominee]

[Date]

Dear Sirs,

1              We refer to the equitable mortgage over shares dated [        ] 2002 (such mortgage, as the same may have been or may from time to time be amended, varied, supplemented, novated or replaced being referred to as the “Deed”) and made between Analysts International Corporation (the “Mortgagor”) and yourselves.  Terms defined in the Deed shall (unless otherwise defined in this Undertaking or the context otherwise requires) bear the same meanings in this Undertaking.

2              We declare that we hold the securities listed in the Appendix (the “Nominee Securities”) to your order subject to the terms and conditions of the Deed.

3              We declare that we are not and shall never be entitled to any interest, claim or lien in or over the Nominee Securities.

4              We will following notice from you to us of the happening of any event or circumstance which entitles you to take any action by way of enforcement of your rights under the Deed (such notice to be deemed conclusive and binding on us for all purposes) forthwith pay to you any dividends or other payments of money received by us in respect of the Nominee Securities and we hereby declare ourselves as trustee of such dividends or other payments of money to hold the same, pending such payment, upon trust to pay the same to you in the manner aforesaid.

5              We will forthwith notify you of the contents of any communication or document received by us as holder of the Nominee Securities.

6              We will following notice from you to us of the happening of any event or circumstance which entitles you to take any action by way of enforcement of your rights under the Deed (such notice to be deemed conclusive and binding on us for all purposes) exercise, or refrain from exercising, all of our voting rights in respect of the Nominee Securities in accordance with your instructions provided that prior to the receipt of any such notice as aforesaid, we will not exercise such voting rights or any other rights forming part of the Nominee Securities other than in accordance with the terms of the Deed.

7              We will, forthwith upon receipt by us of any Derivative Assets in respect of the Nominee Securities, do all such acts or things required to ensure compliance by the Mortgagor with its obligations under Clauses 5.1.4 and 5.2 of the Deed and deliver to you all certificates and other documents constituting or evidencing title to such Derivative Assets and each part thereof together with instruments of transfer relating to the same complying with the provisions of Clause 5.1.4 and 5.2 of the Deed and otherwise in such manner as you may require.

8              We hereby irrevocably appoint you, and each and every person to whom you shall from time to time have delegated the exercise of the power of attorney conferred by this paragraph 8 to be our attorney or attorneys and in our name and otherwise on our behalf and as our act and deed to sign, seal, execute, deliver and perfect and do all other deeds, instruments, acts and things which, following the occurrence of an Event of Default which is continuing, may be required (or which you, in your sole discretion, shall consider requisite) for carrying out any obligation imposed on us by or pursuant to this Undertaking (including, any covenants for further assurance implied by section 1(2) of the Law of Property (Miscellaneous Provisions) Act 1994, which shall be deemed to be within this power as if we had legally mortgaged the Nominee Securities to you with full title guarantee) for carrying any sales or other dealing by you into effect, for conveying or transferring any legal estate, entitlement or other interest in the Nominee Securities or otherwise howsoever and generally for enabling you to exercise the respective powers conferred on you by or pursuant to this Undertaking or the Deed, as the case may be, or by law.  You shall have full power to delegate the power conferred on you by this paragraph 8, but no such delegation shall include the subsequent exercise of such power by you or preclude you from making a subsequent delegation of such power to some other person.  Any such delegation may be revoked by you at any time.

9              We shall ratify and confirm all transactions entered into by you or any delegate of yours in the exercise or purported exercise of the respective powers of any such person and all transactions entered into, documents executed and things done by you or any delegate by virtue of the power of attorney given by paragraph 8 above.

10            The power of attorney granted by this Undertaking is granted irrevocably and for value as part of the security constituted by this Undertaking and the Deed to secure the proprietary interest of, and the performance of obligations owed to, to respective donee(s) within the meaning of the Powers of Attorney Act 1971.

11            This Undertaking shall be governed by and construed in accordance with English law.

IN WITNESS whereof we have caused this Undertaking to be executed as a deed the day and the year first before written.

EXECUTED as a deed by	)
[insert relevant nominee’s name]	)
in the presence of:	)

Director

Director/Secretary

THE APPENDIX

THE NOMINEE SECURITIES

Company	Nominee Securities Details	Shareholder Details

THE MORTGAGOR

EXECUTED as a deed by	)
ANALYSTS INTERNATIONAL	)
CORPORATION	)
pursuant to a resolution of the Board of	)
Directors by:	)

Director

Director/Secretary

Address:	3601 West 76th Street
Edina
Minnesota
55435
United States of America

Fax:	00 1 (952) 897 4530

Attention:	Colleen M Davenport, Esq

THE SECURITY TRUSTEE

SIGNED for and on behalf of	)
GENERAL ELECTRIC CAPITAL	)
CORPORATION by:	)

Authorised Signatory

Address:	201 High Ridge Road
Stamford
Connecticut
06927-5100
United States of America

Fax:	00 1 (203) 316 7889

Attn:	Corporate Counsel — Commercial Finance